Exhibit 99.1

Investor Relations: Raul Jacob Victor Pedraglio +(602) 264-1375	July 26, 2022 Southern Copper Corporation (NYSE and BVL: SCCO)
southerncopper@southernperu.com.pe www.southerncoppercorp.com

•     2Q22 net sales were $2,306.9 million, 20.4% or $590.0 million, below 2Q21’s figure due to lower market metal prices for Copper (-1.8%, LME) and silver (-15.4%). Net sales were also negatively impacted by the accounting adjustment of $173.5 million for a price variation on sales made and not yet collected.

In addition, 2Q22 vs 2Q21 net sales were affected by lower sales volumes due to the following unusual events: an uptick in the finished goods inventory, equivalent to a $105.2 million sales reduction; a $89.3 million decrease in Cuajone’s production due to the illegal seizure of its facilities by individuals not related to the company; and a drop in sales for the equivalent of $117.8 million due lower ore grades.

•	2Q22 net income was $432.3 million, which represented a 53.7% decrease with regard to the $932.7 million registered in 2Q21. The net income margin in 2Q22 stood at 18.7%, versus 32.2% in 2Q21. On a YoY basis, net income was 28.3% lower than in 2021.

Our quarterly financial results have been impacted by some unusual circumstances. This scenario has been compounded by increases in costs for fuel, power and some other operating materials due to inflation. In a context impacted by a drop in copper prices, we registered a significant mark-to-market adjustment to open sales. Quarterly results were also affected by a 25,624-tonne decrease in copper production at our Peruvian operations, which was mainly attributable to the stoppage at Cuajone and lower ore grades. In order to avoid a force majeure event, production losses were temporarily offset with copper purchased from third parties, albeit at a higher cost.

•	2Q22 adjusted EBITDA was $1,021.4 million, which represented a decrease of 45.2% with regard to the $1,862.4 million registered in 2Q21. The adjusted EBITDA margin in 2Q22 stood at 44.3% versus 64.3% in 2Q21. Adjusted EBITDA in 6M22 was $2,699.9 million, 21.0% lower than in 6M21. The adjusted EBITDA margin in 6M22 stood at 53.2% vs 62.9% in 6M21.

•	Cash flow from operating activities in 6M22 was $1,130.5 million, which represented a decrease of 38.7% over the $1,844.2 million posted in 6M21. This effect was attributable to lower sales value and to the aforementioned mark-to- market adjustments.

•	Copper production registered a decrease of 12.1% in 2Q22 in a quarter-on-quarter terms to stand at 208,428 tons. Our quarterly result reflects a 25.3% drop in production in Peru, which was triggered by a production loss of 9,339 tons at the Cuajone Mine. This loss was primarily attributable to the 54-day mine stoppage and secondarily to a decrease in ore grades at both Toquepala (-19.1%) and La Caridad (-14.8%). The smelted and refined copper volume increased in 2Q22 (+13%) and (+7%), respectively. On a YoY basis, copper production fell 11.1% in 2022 to stand at 422,908 tons.

SECOND QUARTER AND SIX MONTHS 2022 RESULTS	SOUTHERN COPPER

•	Cuajone stoppage of operations, On April 30, the Peruvian government issued a Ministerial Resolution to set up a three-party-dialogue-table with members of the community, government and Company officials to better understand all parties’ concerns. As of today, nine round-table meetings and three direct meetings with the community have been held. The Company has proposed plans to invest in social programs that address the needs voiced by the communities and has indicated interest in purchasing land near the Cuajone operations to establish a buffer zone to protect installations and production down the line. The Company strongly believes that the programs that it has proposed will make meaningful and sustainable contributions to the community’s progress and wellbeing. These efforts will be complemented by positive impacts through the Social Investment for Taxes scheme (obras por impuestos), which will allow SPCC to fund public investments in necessary infrastructure and services and credit expenditures against its taxes.

•	By-product production: Molybdenum production decreased (-9.4%) in 2Q22 compared to 2Q21 due to a decrease in production at the Cuajone mine, which was primarily attributable to stoppage at this unit, and secondarily to the decrease registered at La Caridad mine. Mined zinc production fell 11.5% this quarter due to lower production at the Charcas and San Martin units, which was attributable to a decrease in processed material and lower average zinc grades. Mined silver production dropped by 4.3% in 2Q22 after production fell at our Peruvian operations and at the La Caridad mine. On a YoY basis, molybdenum, mined zinc and mined silver production were 5.4%, 11.1% and 9.0% lower than in 2021, respectively

•	Operating cash cost per pound of copper, net of by-product revenue credits, was $1.10 in 2Q22, which represented an increase of 87.6% compared to the $0.59 reported in 2Q21. In 6M22, the operating cash cost per pound of copper, net of by-product revenue credits, was $0.82. This represented an increase of 24.2% compared to the $0.66 reported in 6M21. These results were mainly due to higher production costs and the unit cost effect generated by a 12.1% decrease in pounds of copper produced.

•	In 2Q22, we spent $224.6 million on capital investments, which reflected a 2.2% increase over the figure reported in 2021 and represented 51.9% of net income this quarter. In the first half of the year, we spent $429.7 million on capital investments, which represented 35.3% of net income.

•	Dividends: On July 21, 2022, the Board of Directors authorized a dividend of $0.75 per share payable on August 25, 2022 for shareholders of record at the close of business on August 11, 2022.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: “We believe the economic slowdowns in the U.S., China and Europe have temporarily weakened the demand for copper and are driving reductions in current prices. It is important to emphasize that copper plays a leading role in the global shift to clean energy, which correlates positively with our assertion that the underlying demand for copper will be strong in the long-term. In this scenario, we believe the current cycle of low prices should be short-lived.

As mentioned above, our financial results this quarter have been impacted by unusual circumstances. Nonetheless, we believe Southern Copper is well positioned to leverage our strengths in a challenging environment. Our strong financial position, low cash cost, operating costs efficiency programs and our significant copper reserve will help us weather both current and eventual circumstances. We remain fully committed to creating added value and positive impacts for our shareholders and for all the communities where we operate.”

2Q22	www.southerncoppercorp.com	Page 2 of 12

SECOND QUARTER AND SIX MONTHS 2022 RESULTS	SOUTHERN COPPER

Key Financial Data

	Second Quarter					First Six Months
			Variance					Variance
	2022	2021	$	%		2022	2021	$	%

	(in millions except per share amount and %s)
Sales	$2,306.9	$2,897.0	$(590.1)	(20.4)%		$5,070.7	$5,429.5	$(358.8)	(6.6)%
Cost of sales	1,246.7	985.5	261.2	26.5%		2,304.4	1,929.3	375.1	19.4%
Operating income	808.5	1,675.2	(866.7)	(51.7)%		2278.6	3,026.8	(748.2)	(24.7)%
Net income	$432.3	$932.7	$(500.4)	(53.7)%		$1,217.1	$1,696.6	$(479.5)	(28.3)%
Net income margin	18.7%	32.2%	(13.5)%	(41.9	)pp	24.0%	31.2%	(7.2)%	(23.1	)pp
Adjusted EBITDA	1,021.4	1,862.4	(841.0)	(45.2)%		2,699.9	3,416.9	(717.0)	(21.0)%
Adjusted EBITDA margin	44.3%	64.3%	(20.0)%	(31.1	)pp	53.2%	62.9%	(9.7)%	(15.4	)pp
Income per share	$0.56	$1.21	$(0.65)	(53.7)%		$1.57	$2.19	$(0.62)	(28.3)%
Capital investments	224.6	219.8	4.8	2.2%		429.7	452.4	(22.7)	(5.0)%

Capital Investments

Peruvian Projects

Our current portfolio for approved projects in Peru totals $2.8 billion, $1.6 billion of which has already been invested. If we include the up-and-coming Michiquillay ($2.5 billion) and Los Chancas ($2.6 billion) projects, our total investment program in Peru reflects a commitment of $7.9 billion.

Tia Maria - Arequipa: Southern Copper has been consistently working to promote the welfare of the population of the Islay province. As part of these efforts, we have implemented successful social programs in education, healthcare and productive development to improve the quality of life in the region. We have also promoted agricultural and livestock activities in the Tambo Valley and supported growth in manufacturing, fishing and tourism in Islay.

In 2021, SPCC fortified its relation with the regional government and successfully overcame its opposition to project initiation. This new consensus was reflected in an agreement for Social Investment for Taxes for projects relative to health facilities and roads. Our efforts to ensure the current and long-term welfare of the population in the area of influence of the Tia Maria project were recognized by several local associations, which sent letters to the National Government to request project initiation.

We reiterate our view that the initiation of construction activities at Tia Maria will generate significant economic opportunities for the Islay province and the Arequipa region. Given the current Peruvian economic situation, it is crucial to move ahead on projects that will stimulate a sustainable growth cycle. We will make it a priority to hire local labor to fill the 9,000 jobs that we expect to generate during Tia Maria’s construction. Additionally, from day one of our operations, we will generate significant contributions to revenues in the Arequipa region.

The Company has made an offer to the Peruvian government to build the Paltiture dam, instead of a desalinization plant originally proposed, to provide water to both the project and the community. The dam will have a total capacity of 73 million cubic meters, of which the Company will use a maximum of 10 million cubic meters. The remaining 63 million will be for community use. The dam, if built, will require a much higher investment than the $100 million budget planned for the desalinization plant. Nevertheless, the Company believes that by increasing the water supply, it will generate more palpable benefits for local communities.

2Q22	www.southerncoppercorp.com	Page 3 of 12

SECOND QUARTER AND SIX MONTHS 2022 RESULTS	SOUTHERN COPPER

We expect the Peruvian government to continue to acknowledge the significant progress the project has made on the social front and the important contributions that Tia Maria will generate for Peru´s economy and, consequently, take the necessary steps to provide SCC with adequate support to initiate construction.

Los Chancas - Apurimac: This greenfield project, located in Apurimac, Peru, is a copper and molybdenum porphyry deposit. Current estimates of indicated copper mineral resources are 98 million tons of oxides with a copper content of 0.45% and 52 million tons of sulfides with a copper content of 0.59%. The Los Chancas project envisions an open-pit mine with a combined operation of concentrator and SX-EW processes to produce 130,000 tons of copper and 7,500 tons of molybdenum annually. The estimated capital investment is $2,600 million and the project is expected to begin operating in 2027. In 1Q22, we continued to engage in social and environmental improvements for the local communities and worked on the project’s environmental impact assessment.

In February, 2022, a group of illegal miners occupied part of the lands of the project and started to produce copper with a low scale artisan process. On May 31, 2022, a group of people attacked the project mining camp, causing a fire and completely destroyed the installations. There were no fatalities to regret. As of today, these illegal miners are working in the zone. The Company expects strong action from the authorities to restore the lands to the Company so that it can continue to develop the project.

Michiquillay - Cajamarca: In June 2018, Southern Copper signed a contract for the acquisition of the Michiquillay project in Cajamarca, Peru. The Company has created a multidisciplinary management team to plan the development of this project. As part of this plan, the Company has established venues of contact with the local and regional authorities and communities to promote programs for sustainable development in the area. In 2021, the Company signed a Social Agreement with the Michiquillay and the Encañada Communities and, on October 1, 2021, the Peruvian Ministry of Energy and Mines approved the semi-detailed Environmental Impact Study for the project.

The Social Agreements with the Michiquillay and the Encañada communities represent an opportunity to improve the quality of life of the residents of those communities via our strong social programs and backed by a solid framework for technical work at the project level. At the end of June the project has all the required permits for exploration activities. These events are important steps that will allow Southern Copper to initiate an in-depth exploration program in the third quarter of 2022.

Michiquillay is a world class mining project with inferred mineral resources of 2,288 million tons with an estimated copper grade of 0.43%. When developed, we expect Michiquillay to produce 225,000 tons of copper per year (along with by-products of molybdenum, gold and silver) for an initial mine life of more than 25 years and at a competitive cash-cost. We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2028. Michiquillay will become one of Peru´s largest copper mines and will create significant business opportunities in the Cajamarca region; generate new jobs for the local communities; and contribute with taxes and royalties to the local, regional and national governments.

Mexican Projects

Buenavista Zinc – Sonora: This project is located within the Buenavista facility and includes the development of a new concentrator to produce approximately 100,000 tons of zinc and 20,000 tons of copper per year. We have completed the engineering study. In order to continue with the project, stronger preventive measures to combat COVID-19 have been put in place. Procurement has progressed 99% and all the main equipment is on site. Construction site works are in progress. The project has all the necessary permits and the capital budget is $413 million. As of June 30, 2022, we had invested $264.9 million in this project. We expect to initiate operations in 2H23. When completed, this new facility will double the Company’s zinc production capacity and provide 490 direct jobs and 1,470 indirect jobs.

Pilares – Sonora: Located 6 kilometers from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrate. A new 25-meter wide off-road facility for mining trucks has been built and will be used to transport the ore from the pit to the primary crushers at the La Caridad copper concentrator. This project will significantly improve the overall mineral ore grade (combining the 0.78% expected from Pilares with the 0.34% from La Caridad). The budget for Pilares is $159 million of which we have invested $80.9 million as of June 30, 2022. The project has obtained all permits and licenses required and we expect to begin production in the last quarter of 2022.

2Q22	www.southerncoppercorp.com	Page 4 of 12

SECOND QUARTER AND SIX MONTHS 2022 RESULTS	SOUTHERN COPPER

El Pilar – Sonora: This low-capital intensity copper greenfield project is strategically located in Sonora, Mexico, approximately 45 kilometers from our Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 317 million tons of ore with an average copper grade of 0.249%. We anticipate that El Pilar will operate as a conventional open-pit mine with an annual production capacity of 36,000 tons of copper cathodes. This operation will use highly cost efficient and environmentally friendly SX-EW technology. The budget for El Pilar is $310 million. We expect production to begin in 2024 and the mine life is estimated at 13 years. The results from experimental pads in the leaching process have confirmed adequate levels of copper recovery. Basic engineering study is finished and the Company continues developing the project and site environmental activities.

El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with ore reserves of over 1,230 million tons with an average ore grade of 0.40% and 141 million tons of leach material with an ore grade of 0.27%. The project includes an open-pit mine combining concentrator and SX-EW operations. Annual production is expected to total 190,000 tons of copper and 105,000 ounces of gold. The Company has started the baseline study and is reviewing the basic engineering analysis to request the environmental impact permit. Several years back, we began to acquire the rights to all relevant mining concessions in the area; this process was completed in 2020.

Environmental, Social & Governance (ESG) Investment

In line with best practice, the Board of Directors has approved the formation of a new Sustainability Committee chaired by an independent director. The purpose of this Committee is to support the Board of Directors of Southern Copper Corporation in developing and monitoring the Company's compliance with on-going commitments to the environment, health and safety, communities, human rights, and corporate governance. This is a significant step in our pledge to a robust and strong ESG performance.

Quoting the Chairman of our Board of Directors in the letter that accompanies the 2021 Sustainable Development Report of our holding, Grupo Mexico: "A business model focused on responsible and transparent management in the social, economic and environmental spheres are essential to guarantee sustainable development." S&P Global has recognized SCC’s sustainability efforts by including it in a new index, S&P/BVL Peru General ESG, as of April of this year. This index is the first of its kind in the Peruvian market and recognizes a total of 17 companies that meet high standards for environmental, social and governance management. In light of its improvements in the realm of ESG, S&P has also upgraded the Company’s Sustainability Assessment, which rose from 50/100 points in 2020 to 61/100 in 2021 ( 22% increase). These results led to our inclusion in the Dow Jones Sustainability index for the MILA region in 2019 and we have also been included in the 2022 Sustainability Yearbook. We aim to improve our sustainability management and performance to ensure that we maintain and continuously improve our sustainability ratings.

Certification of our environmental and occupational health and safety management systems allows the Company to reinforce a preventive culture that is aligned with best international practices. We continue to make progress in our quest to achieve ISO 45001 and 14001 certifications. During the second quarter of 2022, the Maritime Terminal of Guaymas, Mexico received ISO 45001 certification and the Charcas unit in Mexico became the first of our underground mines to obtain ISO 14001 certification.

Given the importance of water for our operations and in the broader perspective of climate change, the Company recently appointed a Water Resources Director at the executive level, whose main function will be to coordinate the actions needed to promote water management at all our operations and ensure our place as a responsible partner in the regional management of this valuable resource.

SCC seeks sustainability by managing different fronts. The Metallurgical Complex in Sonora, where we smelt and refine material mined from the region, was recognized in the ranking of the 10 Best Places to Work for Women. With this recognition, this plant has consolidated its position as the employer of choice for the best professionals in the country and has strengthened an organizational culture based on safety, predictability and employee trust. This industrial complex was also given the 2021 National Export Award in the category of Large Industrial Exporting Companies for its contribution to foreign trade and international business in the country. This distinction recognizes SCC’s responsible production of essential raw materials; environmental preservation efforts; and the economic benefits and support it provides to bolster the well-being of workers and their families.

2Q22	www.southerncoppercorp.com	Page 5 of 12

SECOND QUARTER AND SIX MONTHS 2022 RESULTS	SOUTHERN COPPER

In Peru, the Prime Minister joined us for the inauguration of the Cularjahuira dam ($11.5 million), which was the fruit of joint investment between the Company, government authorities and the highland community of Camilaca. This project will help strengthen agricultural activities in the province of Candarave (near our Toquepala operations) and will be complemented by work on a new Callazas dam ($35 million), which SCC hopes to finance through the “Social Investment for Taxes” (obras por impuestos) mechanism. These efforts are evolving in a context marked by record-highs for the Company’s tax contributions to the regional governments of Moquegua and Tacna in 2021.

Conference Call

The Company’s second quarter earnings conference call will be held on Wednesday July 27, 2022, beginning at 10:00 AM – EST (9:00 AM Lima and Mexico City time).

To participate in the call: Please consider that we are using a new technological platform for this event. It is necessary to register in the following link:

https://register.vevent.com/register/BI0cb5b8c29d0a4bce9030177f99019cc6

At the registration time, you will be provided a dial-in number and a personal confirmation PIN will be generated to access the call.

During the conference call, please join live presentation through Webex at the following link:

https://americasmining.webex.com/americasmining/j.php?MTID=mac6f4fa227940b379b850d683f582bd4

2Q22	www.southerncoppercorp.com	Page 6 of 12

SECOND QUARTER AND SIX MONTHS 2022 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2022	4.53	4.54	18.99	1.70	24.05	1,873.63
2Q 2022	4.32	4.34	18.30	1.78	22.65	1,872.01
6M 2022	4.43	4.44	18.64	1.74	23.35	1,872.82

1Q 2021	3.85	3.86	11.19	1.25	26.29	1,797.80
2Q 2021	4.40	4.43	13.89	1.32	26.78	1,816.49
3Q 2021	4.25	4.30	18.43	1.36	24.28	1,789.44
4Q 2021	4.40	4.38	18.53	1.53	23.36	1,794.58
6M 2021	4.13	4.14	12.54	1.28	26.54	1,807.14
Average 2021	4.23	4.24	15.51	1.36	25.18	1,799.58

Variance: 2Q22 vs. 2Q21	(1.8)%	(2.0)%	31.7%	34.8%	(15.4)%	3.1%
Variance: 2Q22 vs. 1Q22	(4.6)%	(4.4)%	(3.6)%	4.7%	(5.8)%	(0.1)%
Variance: 6M22 vs. 6M21	7.3%	7.2%	48.6%	35.9%	(12.0)%	3.6%

Source: Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	%	2022	2021	%
Copper (tons)
Mined	208,428	237,110	(12.1)%	422,908	475,512	(11.1)%
3rd party concentrate	27,681	3,655	657.3%	29,300	4,344	574.5%
Total production	236,109	240,765	(1.9)%	452,208	479,856	(5.8)%
Smelted	160,880	142,403	13.0%	318,298	293,997	8.3%
Refined and Rod	203,252	190,013	7.0%	416,454	392,262	6.2%
Sales	195,379	233,546	(16.3)%	403,328	473,730	(14.9)%

Molybdenum (tons)
Mined	6,324	6,982	(9.4)%	13,413	14,182	(5.4)%
Sales	6,299	6,952	(9.4)%	13,343	14,171	(5.8)%

Zinc (tons)
Mined	15,141	17,111	(11.5)%	29,867	33,577	(11.0)%
Refined	20,217	23,715	(14.8)%	44,683	42,083	6.2%
Sales	19,436	26,656	(27.1)%	44,318	39,169	13.1%

Silver (000s ounces)
Mined	4,446	4,644	(4.3)%	8,727	9,590	(9.0)%
Refined	3,344	3,307	1.1%	6,927	6,656	4.1%
Sales	4,427	4,576	(3.3)%	8,869	9,913	(10.5)%

2Q22	www.southerncoppercorp.com	Page 7 of 12

SECOND QUARTER AND SIX MONTHS 2022 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	VAR %	2022	2021	VAR %

	(in millions, except per share amount)
Net sales:	$2,306.9	$2,897.0	(20.4)%	$5,070.7	$5,429.5	(6.6)%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	1,246.7	985.5	26.5%	2,304.4	1,929.3	19.4%
Selling, general and administrative	30.9	31.4	(1.6)%	61.2	61.6	(0.6)%
Depreciation, amortization and depletion	209.0	195.4	7.0%	405.6	396.0	2.4%
Exploration	11.8	9.5	24.2%	20.9	15.8	32.3%
Total operating costs and expenses	1,498.4	1,221.8	22.6%	2,792.1	2,402.7	16.2%

Operating income	808.5	1,675.2	(51.7)%	2,278.6	3,026.8	(24.7)%

Interest expense, net of capitalized interest	(85.2)	(89.3)	(4.6)%	(173.0)	(178.9)	(3.3)%
Other income (expense)	3.9	(8.2)	(147.6)%	15.7	(5.9)	(366.1)%
Interest income	4.3	1.3	230.8%	8.9	3.7	140.5%
Income before income tax	731.5	1,579.0	(53.7)%	2,130.2	2,845.7	(25.1)%
Income taxes	296.4	647.7	(54.2)%	908.5	1,155.2	(21.4)%
Net income before equity earnings of affiliate	435.1	931.3	(53.3)%	1,221.7	1,690.5	(27.7)%
Equity earnings of affiliate	(0.9)	5.1	(117.6)%	0.4	13.1	(96.9)%
Net Income	434.2	936.4	(53.6)%	1,222.1	1,703.6	(28.3)%

Less: Net income attributable to non-controlling interest	1.9	3.7	(48.6)%	5.0	7.0	(28.6)%

Net Income attributable to SCC	$432.3	$932.7	(53.7)%	$1,217.1	$1,696.6	(28.3)%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$0.56	$1.21	(53.7)%	$1.57	$2.19	(28.3)%
Dividends paid	$1.25	$0.70	78.6%	$2.25	$1.30	73.1%

Weighted average shares outstanding (Basic and diluted)	773.1	773.1		773.1	773.1

2Q22	www.southerncoppercorp.com	Page 8 of 12

SECOND QUARTER AND SIX MONTHS 2022 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	June 30,	December 31,	June 30,
	2022	2021	2021

	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,113.1	$3,002.0	$2,394.3
Short-term investments	242.6	486.9	545.8
Accounts receivable	1,146.4	1,446.6	1,506.6
Inventories	1,071.6	972.9	893.9
Other current assets	395.1	231.2	170.9
Total current assets	4,968.8	6,139.6	5,511.5

Property, net	9,521.8	9,464.4	9,456.1
Leachable material, net	1,087.7	1,097.6	1,180.2
Intangible assets, net	135.1	138.1	140.1
Right-of-use assets	883.7	916.3	944.3
Deferred income tax	284.3	316.2	234.7
Other assets	240.1	225.4	228.5
Total assets	$17,121.5	$18,297.6	$17,695.4

LIABILITIES
Current liabilities:
Current portion of long-term debt	$299.9	$299.7	$-
Accounts payable	671.5	591.9	560.8
Income taxes	166.0	832.6	460.8
Accrued workers’ participation	153.5	325.7	216.3
Other accrued liabilities	217.5	200.1	214.2
Total current liabilities	1,508.4	2,250.0	1,452.1

Long-term debt	6,249.5	6,247.9	6,545.9
Lease liabilities	807.8	842.4	872.3
Deferred income taxes	119.0	118.3	168.7
Non-current taxes payable	55.4	-	-
Other liabilities	78.8	68.3	128.3
Asset retirement obligation	615.6	562.9	555.3
Total non-current liabilities	7,926.1	7,839.8	8,270.5

EQUITY
Stockholders’ equity:
Common stock	3,481.5	3,462.9	3,463.7
Treasury stock	(3,091.5)	(3,074.0)	(3,075.8)
Accumulated comprehensive income	7,237.2	7,760.3	7,529.6
Total stockholders’ equity	7,627.2	8,149.2	7,917.5
Non-controlling interest	59.8	58.6	55.3
Total equity	7,687.0	8,207.8	7,972.8

Total liabilities and equity	$17,121.5	$18,297.6	$17,895.4

As of June 30, 2022, December 31, 2021 and June 30, 2021 there were 773.1 million shares outstanding.

2Q22	www.southerncoppercorp.com	Page 9 of 12

SECOND QUARTER AND SIX MONTHS 2022 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021

	(in millions)
OPERATING ACTIVITIES
Net income	$434.2	$936.4	$1,222.1	$1,703.6
Depreciation, amortization and depletion	209.0	195.4	405.6	396.0
Deferred income tax	(11.8)	42.1	31.9	3.2
Change in operating assets and liabilities	(326.3)	(118.8)	(597.8)	(248.0)
Other, net	4.8	6.4	68.8	(10.6)
Net cash provided by operating activities	309.9	1,061.5	1,130.6	1,844.2

INVESTING ACTIVITIES
Capital investments	(224.6)	(219.8)	(429.7)	(452.4)
Sale of short-term investment, net	163.9	(129.9)	244.2	(135.0)
Other, net	0.1	(10.4)	-	(10.5)
Net cash used in investing activities	(60.6)	(360.1)	(185.5)	(597.9)

FINANCING ACTIVITIES
Dividends paid	(966.4)	(541.1)	(1,739.5)	(1,005.0)
Distributions to non-controlling interest	(2.1)	(1.6)	(3.8)	(2.9)
Other	0.1	0.2	0.1	0.2
Net cash used in financing activities	(968.4)	(542.5)	(1,743.2)	(1,007.7)

Effect of exchange rate changes on cash	(15.0)	(31.9)	(90.8)	(27.9)

(Decrease)/Increase in cash and cash equivalents	$(734.1)	$127.0	$(888.9)	$210.7

2Q22	www.southerncoppercorp.com	Page 10 of 12

SECOND QUARTER AND SIX MONTHS 2022 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

7310 North 16th St, Suite 135

Phoenix, AZ 85020, U.S.A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

2Q22	www.southerncoppercorp.com	Page 11 of 12

SECOND QUARTER AND SIX MONTHS 2022 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

	Second Quarter		Year to date
Reconciliation of Net Income attributable to SCC to adjusted EBITDA	2022	2021	2022	2021
Net income attributable to SCC	$432.3	$932.7	$1,217.1	$1,696.6
Add:
Net income attributable to the non-controlling interest	1.9	3.7	5.0	7.0
Income taxes	296.4	647.7	908.5	1,155.2
Interest expense	85.2	89.3	173.0	178.9
Depreciation, amortization and depletion	209.0	195.4	405.6	396.0
Less:
Equity earnings of affiliate	0.9	(5.1)	(0.4)	(13.1)
Interest income	(4.3)	(1.3)	(8.9)	(3.7)
Adjusted EBITDA	$1,021.4	$1,862.4	$2,699.9	$3,416.9

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

	2nd quarter 2022		2nd quarter 2021		First six months 2022		First six months 2021
Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	1,246.7	281.5	985.5	194.1	2,304.4	255.8	1,929.3	189.4
Add:
Selling, general and administrative expenses	30.9	7.0	31.4	6.2	61.2	6.8	61.6	6.0
Treatment and refining charges net of sales premiums	(16.2)	(3.7)	(8.6)	(1.7)	(22.3)	(2.5)	(15.6)	(1.5)
Less:
Workers participation	(88.6)	(20.0)	(105.5)	(20.8)	(176.4)	(19.6)	(209.7)	(20.6)
Purchased concentrates from third parties	(134.4)	(30.3)	(68.6)	(13.5)	(225.4)	(25.0)	(109.8)	(10.8)
Other charges	(112.7)	(25.5)	(43.6)	(8.6)	(225.3)	(25.0)	(59.9)	(5.9)
Inventory change	25.5	5.8	27.3	5.4	72.7	8.1	(6.6)	(0.6)
Operating cash cost before by-product revenues	951.2	214.8	817.9	161.1	1,788.9	198.6	1,589.3	156.0

Less by-products revenue	(465.3)	(105.1)	(521.1)	(102.6)	(1,048.8)	(116.4)	(914.8)	(89.8)

Operating cash cost, net of by-products revenue	485.9	109.7	296.8	58.5	740.1	82.2	674.5	66.2

Total pounds of copper produced, in millions	442.9		507.7		900.7		1,018.5

2Q22	www.southerncoppercorp.com	Page 12 of 12